Exhibit 99.1

American Campus Communities, Inc. Reports Fourth Quarter
and Year End 2006 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—February 28, 2007--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter and year ended December 31, 2006.

Highlights

▪	Quarterly FFOM of $0.40 per fully diluted share, and annual 2006 FFOM of $1.37 per fully diluted share, which covers the company’s annual dividend distribution of $1.35 per share.

▪	Increased net operating income ("NOI") for same store owned off-campus properties by 4.8 percent over the fourth quarter 2005 and 4.7 percent over the year ended December 31, 2005.

▪	Maintained same store occupancy for owned off-campus properties at 98.7 percent as of December 31, 2006.

▪	Executed the ground lease and commenced construction on South Campus Residential Community (SCRC), the $138 million, 1,866-bed owned on-campus development at Arizona State University in Tempe.

▪	Completed the disposition of The Village on University containing 918 beds in Tempe, Arizona for a sale price of $51.0 million, recognizing a gain of $18.6 million.

▪	Commenced construction on Frear Hall, an 810-bed on-campus third-party development serving students attending the University of Hawaii, Manoa.

▪
Increased total assets by 60.5 percent from $550.9 million as of December 31, 2005 to $884.4 million as of December 31, 2006 through acquisitions and developments consistent with the company’s investment criteria.

2006 Operating Results

Revenue for the 2006 fourth quarter totaled $33.5 million, up 35.6 percent from $24.7 million in the 2005 fourth quarter. Operating income for the quarter increased $4.2 million or 57.8 percent over the prior year quarter primarily due to the addition of the Royal portfolio and the Callaway Villas asset placed into service in August 2006. In addition, the company recognized an $18.6 million gain on the disposition of

The Village on University in December 2006. Net income for the 2006 fourth quarter totaled $22.6 million, or $0.98 per fully diluted share, compared with $3.9 million, or $0.22 per fully diluted share, for the same quarter in 2005. FFO for the 2006 fourth quarter totaled $12.3 million, or $0.48 per fully diluted share, compared with $8.1 million, or $0.47 per fully diluted share, for the fourth quarter 2005. FFOM for the 2006 fourth quarter totaled $10.1 million, or $0.40 per fully diluted share, compared with $6.5 million, or $0.37 per fully diluted share, for the fourth quarter 2005. A reconciliation of FFO and FFOM to net income is shown on Table 3.

NOI for same store owned off-campus properties was $9.6 million in the quarter, up 4.8 percent from $9.2 million in the 2005 fourth quarter. NOI for the total owned off-campus property portfolio increased 54.6 percent to $14.1 million for the quarter from $9.1 million in the comparable period of 2005. For purposes of calculating property NOI, the company defines property NOI as property revenues less direct property operating expenses, excluding depreciation and unallocated corporate general and administrative expenses.

For the year ended December 31, 2006, revenues totaled $119.0 million up 44.1 percent from $82.5 million in 2005. Net income for the year-to-date period totaled $22.6 million, or $1.17 per fully diluted share. FFO for the year-to-date period totaled $30.9 million, or $1.48 per fully diluted share, compared with $20.0 million in 2005, or $1.33 per fully diluted share, and FFOM for 2006 totaled $28.6 million, or $1.37 per fully diluted share, compared with $18.9 million in 2005, or $1.26 per fully diluted share.

“The end of 2006 marks a banner year and strong fourth quarter for American Campus,” said Bill Bayless, ACC CEO. “We continued to leverage off of our premier operating platform and scalability, further strengthening our core business as evidenced by an increase in same store NOI of 4.7 percent over the prior year. We also saw robust external growth with our total net assets increasing by 60 percent during the year. Furthermore, the quality of our owned development pipeline sets the stage for future growth in our core business.”

Portfolio Update

On December 5, 2006, the company executed the disposition of The Village on University, a 918-bed owned off-campus property serving students attending Arizona State University in Tempe, for a sale price of $51.0 million. This represents an economic cap rate on a forward 12-month NOI of approximately 5.75 percent or a nominal cap rate of approximately 6.15 percent.

During the fourth quarter, the company commenced construction on the South Campus Residential Community (SCRC), the owned on-campus development at Arizona State University in Tempe. The $138 million, 1,866-bed SCRC project is the initial phase of a potential $370.8 million three-phase student housing development targeting 5,100 total beds. ACC will fund 100 percent of the total development costs of the project and will own a leasehold interest in the on-campus land and improvements through an 85-year ground lease, which includes two 10-year extensions. The project is anticipated to open for occupancy at the beginning of the Fall 2008 academic year.

Construction is 81 percent complete on the 838-bed University Centre in Newark, NJ, which will primarily serve students attending NJIT, Rutgers University - Newark, Essex County Community College, the University of Medicine and Dentistry of New Jersey, and Seton Hall University School of Law, with full completion on target for Fall 2007.

The Hampton Roads Military Unaccompanied Housing project, which was expected to close in April 2007 has been delayed due to the Navy’s request to analyze increasing the number of unaccompanied military personnel that can be housed in the project. Final determination of any changes in the scope of the project is anticipated to be completed by the end of the first quarter, with submission to Congress for approval in the second or third quarter of 2007. Closing and commencement of construction is expected shortly thereafter. Management of the Navy's existing onsite unaccompanied housing will commence concurrent with closing.

2006 Capital Markets Activity

The company successfully accessed the capital markets to strengthen its balance sheet in 2006 through the following activities:

▪
Raised $140 million of gross proceeds through an equity offering on September 15, 2006, consisting of the sale of 5,692,500 shares of common stock at a price of $24.60 per share, including 742,500 shares issued as a result of the underwriters’ exercise of their over- allotment option in full at the closing.

▪	Assumed $123.6 million of fixed-rate mortgage debt associated with acquired properties at a weighted average interest rate of 5.95 percent.

▪	Amended and restated the company’s 3-year $100 million revolving credit facility to increase the size of the facility to $115 million and reduce the interest rate spread over LIBOR.

As of December 31, 2006, the company’s debt to total market capitalization was 31.8 percent.

Subsequent to Year End

Leasing status for the owned same store off-campus portfolio is 70 percent applied for and 63 percent pre-leased for the 2007-2008 academic year as of February 23, 2007. The Royal properties acquired in 2006 are 56 percent applied for and 54 percent pre-leased for the same period.

In January, the company acquired the Courtyard by Pyramid, a 752-bed off-campus student community in Huntington, West Virginia for $25.6 million. The property, built in 1999 with an additional phase completed in 2006, is located less than 0.3 miles from Marshall University and offers pedestrian access to campus. As part of the transaction, the company assumed two fixed-rate mortgage loans, which includes one for $16.2 million with an annual interest rate of 5.5 percent and 7.4 years to maturity and the second loan for $1.4 million with an annual interest rate of 6.6 percent and 9.7 years to maturity.

In February, the company also acquired three student housing properties containing 1,887 beds for a total purchase price of $102.0 million. The properties opened for occupancy in August 2005 and are located within 0.2 miles of their respective campuses, offering pedestrian access. The properties are:

▪	Newtown Crossing, University of Kentucky, Lexington, 858 beds
▪	Olde Towne University Square, University of Toledo, Ohio, 550 beds
▪	Peninsular Place, East Michigan University, Ypsilanti, 479 beds

As part of the transaction, the company assumed $70.7 million in fixed-rate mortgage debt with a weighted average annual interest rate of 5.7 percent and an average remaining term to maturity of 8.3 years. The transaction also includes the pre-sale of an additional phase with 84 beds currently under construction at Newtown Crossing for $4.6 million, with completion expected in August 2007.

Construction commenced on Chestnut Ridge, a 552-bed owned development in Amherst, NY that will serve students attending the University of Buffalo. The community is scheduled to open for occupancy in August 2008.

Callaway Villas, the company’s newest owned community, which serves students attending Texas A&M University, was selected as a finalist for the National Association of Home Builders Multifamily’s 2007 Pillars of the Industry Award for Best Student Housing Community. The winner will be announced at the NAHB national conference in April. Vista Del Campo, the company’s on-campus development at the University of California, Irvine, was the 2005 recipient.

2007 Outlook

The company believes that the financial results for the fiscal year ending December 31, 2007 will be affected by:

▪	national and regional economic trends and events;
▪	the timing of acquisitions;
▪	interest rate risk;
▪	the timing of starts and completion of owned development projects;
▪	the ability and the timing of the company to be awarded and commence construction of third-party development projects;
▪	the amount of income recognized by the taxable REIT subsidiary and any corresponding income tax expense;
▪	the ability of the company to integrate acquired properties;
▪	the success of releasing the company’s owned properties for the 2007-2008 academic year; and
▪	other factors.

Based upon these assumptions management anticipates that fiscal year 2007 FFO will be in the range of $1.47 to $1.58 per fully diluted share and that FFOM will be in the range of $1.36 to $1.48 per fully diluted share. All guidance is based on the current expectations and judgment of the company's management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2007, and assumptions utilized is included in Table 4.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampuscommunities.com. In addition, the company will host a conference call to discuss fourth quarter and year end results and the 2007 outlook on Thursday, March 1, 2007 at 11 a.m. EDT (10:00 a.m. CDT). To participate by telephone, call 866-510-0708 passcode 69503688 at least five minutes prior to the call.

To listen to the live broadcast, go to www.americancampuscommunities.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the Web site. A replay of the conference call will be available beginning two hours after the end of the call until March 8, 2007 by dialing 888-286-8010 or 617-801-6888 passcode 50747498. The replay also will be available for 30 days at www.americancampuscommunities.com and at www.earnings.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s Web site shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, leasing and management of student housing properties. American Campus Communities owns and manages a portfolio of 43 student housing communities containing approximately 26,900 beds. Including its owned properties, the company provides management and leasing services at a total of 57 properties with approximately 36,000 beds located on or near college and university campuses. Additional information is available at www.americancampuscommunities.com.

Forward-Looking Statements

This news release contains forward-looking statements, which express the current beliefs and expectations of management. Except for historical information, the matters discussed in this news release are forward-looking statements and can be identified by the use of the words "anticipate," "believe," "expect," "intend," "may," "might," "plan," "estimate," "project," "should," "will," "result" and similar expressions. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including risks and uncertainties inherent in the national economy, the real estate industry in general, and in our specific markets; the effect of terrorism or the threat of terrorism; legislative or regulatory changes including changes to laws governing REITS; our dependence on key personnel whose continued service is not guaranteed; availability of qualified acquisition and development targets; availability of capital and financing; rising interest rates; rising insurance rates; impact of ad valorem and income taxation; changes in generally accepted accounting principals; and our continued ability to successfully lease and operate our properties. While we believe these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. These forward-looking statements are made as of the date of this news release, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2006	December 31, 2005
Assets	(unaudited)

Investments in real estate:
Owned off-campus properties, net	$694,197	$384,758
Owned off-campus property-held for sale	-	32,340
On-campus participating properties, net	76,688	80,370
Investments in real estate, net	770,885	497,468

Cash and cash equivalents	79,107	24,641
Restricted cash	11,260	9,502
Student contracts receivable, net	3,129	2,610
Other assets	20,000	16,641

Total assets	$884,381	$550,862

Liabilities and stockholders’ equity
Liabilities:
Secured debt	$432,294	$291,646
Accounts payable and accrued expenses	13,616	7,983
Other liabilities	29,436	25,155
Total liabilities	475,346	324,784

Minority interests	39,561	2,851

Stockholders’ equity:
Common stock	229	172
Additional paid-in capital	382,367	233,388
Accumulated earnings and dividends	(13,533)	(10,817)
Accumulated other comprehensive income	411	484
Total stockholders’ equity	369,474	223,227

Total liabilities and stockholders’ equity	$884,381	$550,862

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues:	(unaudited)		(unaudited)
Owned off-campus properties	$24,577	$15,473	$89,264	$54,287
On-campus participating properties	6,510	6,207	19,960	18,470
Third-party development services	1,315	1,860	5,778	5,854
Third-party management services	688	731	2,532	2,786
Resident services	426	449	1,419	1,125
Total revenues	33,516	24,720	118,953	82,522

Operating expenses:
Owned off-campus properties	10,910	6,777	42,620	25,653
On-campus participating properties	2,310	2,291	8,970	8,325
Third-party development and management services	1,162	2,323	5,564	6,969
General and administrative	1,399	1,891	6,278	6,714
Depreciation and amortization	6,192	4,063	24,864	15,447
Ground/facility leases	181	176	857	873
Total operating expenses	22,154	17,521	89,153	63,981

Operating income	11,362	7,199	29,800	18,541

Non-operating income and (expenses):
Interest income	607	327	1,230	825
Interest expense	(6,090)	(4,607)	(25,937)	(17,368)
Amortization of deferred financing costs	(287)	(336)	(1,365)	(1,176)
Other non-operating income	-	849	-	1,279
Total non-operating expenses	(5,770)	(3,767)	(26,072)	(16,440)

Income before income taxes, minority interests, and discontinued operations	5,592	3,432	3,728	2,101
Income tax provision	(28)	(180)	(28)	(186)
Minority interests	(2,240)	(79)	(2,038)	(164)
Income from continuing operations	3,324	3,173	1,662	1,751

Discontinued operations:
Income attributable to discontinued operations	639	685	2,287	2,028
Gain from disposition of real estate	18,648	-	18,648	5,883
Total discontinued operations	19,287	685	20,935	7,911

Net income	$22,611	$3,858	$22,597	$9,662

Net income per share:
Basic	$0.99	$0.22	$1.20	$0.65
Diluted	$0.98	$0.22	$1.17	$0.65

Weighted average common shares outstanding:
Basic	22,923,226	17,204,375	18,907,061	14,882,944
Diluted	25,339,239	17,371,328	20,967,946	15,047,202

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net income	$22,611	$3,858	$22,597	$9,662
Minority interests	2,240	79	2,038	164
Gain from disposition of real estate	(18,648)	-	(18,648)	(5,883)
Real estate-related depreciation and amortization	6,047	4,209	24,956	16,032

Funds from operations (“FFO”)	12,250	8,146	30,943	19,975

Elimination of operations from on-campus participating properties:
Net income from on-campus participating properties	(1,538)	(1,321)	(232)	(424)
Amortization of investment in on-campus participating properties	(1,048)	(986)	(4,131)	(3,661)
	9,664	5,839	26,580	15,890

Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (a)	181	176	861	842
Management fees	305	290	920	878
On-campus participating properties development fees (b)	(26)	207	279	1,275
Impact of on-campus participating properties	460	673	2,060	2,995
Funds from Operations—modified for operational performance of on-campus participating properties (“FFOM”)	$10,124	$6,512	$28,640	$18,885

FFO per share - diluted	$0.48	$0.47	$1.48	$1.33

FFOM per share - diluted	$0.40	$0.37	$1.37	$1.26

Weighted average common shares outstanding - diluted	25,339,239	17,371,328	20,967,946	15,047,202

(a)
50 percent of the properties' net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents actual cash received for the year-to-date periods and amounts accrued for the interim periods.

(b)
Development and construction management fees, including construction savings earned under the general construction contract, related to the Cullen Oaks Phase II on-campus participating property completed in August 2005.

Table 4
American Campus Communities Inc. and Subsidiaries
2007 Outlook (a)
(unaudited, dollars in thousands, except per share data)

	Low	High
Net income	$6,100	$8,750
Minority interests	650	950
Depreciation and amortization	29,900	29,800
Amortization of acquired intangible assets	750	750
Funds from operations (“FFO”)	37,400	40,250

Elimination of operations from on-campus participating properties	(4,500)	(4,700)

Modifications to reflect operational performance of on-campus participating properties	1,700	2,000
Funds from operations - modified for operational performance of on-campus participating properties	$34,600	$37,550

Weighted average common shares outstanding - diluted	25,420	25,420

Net income per share - diluted	$0.24	$0.34

FFO per share - diluted	$1.47	$1.58

FFOM per share - diluted	$1.36	$1.48

(a)
Assumes that: (1) other than the previously announced acquisitions, no additional property acquisitions will occur during 2007; (2) the company will achieve property level NOI of $62.7 million to $63.7 million; (3) University Centre will open on-time and on-budget; (4) the company will generate third-party development and management revenues from $7.9 million to $8.9 million; and (5) the Hampton Roads Military Housing project contract will be consummated during 2007.  The guidance does not include any compensation expense related to the 2004 Outperformance Bonus Plan which could result in a compensation charge related to 367,000 shares contemplated by such.

CONTACT: American Campus Communities, Inc., Austin

Gina Cowart, 512-732-1000